INVESTMENT ADVISER CODE OF ETHICS FOR INVESTMENT ACCESS PERSONS

RIVERSOURCE INVESTMENTS, LLC

KENWOOD CAPITAL MANAGEMENT LLC

January 2008
OVERVIEW	3
Required Standards of Business Conduct	4
General Policy on Accepting Gifts	5
Fiduciary Principles	6
DEFINITIONS	7
PERSONAL TRADING RULES FRAMEWORK	9
Applicability	9
General Rules	10
Basis for Rules	12
Entities Adopting Code	12
REPORTING REQUIREMENTS FOR INVESTMENT ACCESS PERSONS	13
Securities Activities Which Must Be Reported	13
How To Comply	13
Exceptions to Limited Choice	14
ADDITIONAL RULES & REPORTING REQUIREMENTS	15
Preclearance of Security Trades	15
Exceptions	16
Securities Reporting List for Investment Access Persons	17
Limited Offerings (Private Placement) Preclearance -- Equity and Fixed Income	20
60-Day Holding Period for Covered Mutual Funds	21
Initial Holdings Disclosure	23
Annual Certification and Annual Holdings Disclosure	23
Quarterly Reporting and Certification	23
Gifting Securities	24
Sanctions	25
Unusual Trading Activity	25
INCREMENTAL RESTRICTIONS AND REQUIREMENTS	26
Incremental Restrictions and Requirements for Investment Personnel	26
60-Day Holding Period for Individual Securities	26
Portfolio Managers: Additional Rules	28
7-Day Blackout Period	28
Preclearance of Covered Mutual Fund Trades	29
Research Analysts: Additional Rules	30
Personal Trades that Contradict Official Ratings	31
Satellite Office Personnel: Additional Rules	32
Traders: Additional Rules	33
RESPONSIBILITIES OF THE CHIEF COMPLIANCE OFFICER	34
AMERIPRISE FINANCIAL INSIDER TRADING POLICY	35

A. General	35
B. What is "Material Non-Public Information"?	35
C. Criminal and Civil Penalties and Regulatory Sanctions for Insider Trading	37
D. Prohibitions Regarding Misuse of Material Non-Public Information	38
Appendix A: Request for Personal Trading Preclearance
Appendix B: Initial Personal Account and Holdings Disclosure
Appendix C: Brokerage Account Notification Form
Appendix D: Limited Choice Exception Request

Overview

As a condition of your continued employment or association with RiverSource Investments, LLC ("RiverSource Investments"), Kenwood Capital Management LLC ("Kenwood Capital Management") or one of their affiliates, you are required to read, understand, and fully comply with this Code of Ethics. The Code of Ethics also incorporates into its terms and requirements the provisions of other important documents to which you are subject; namely, the Ameriprise Financial or Kenwood Capital Management Code of Conduct and, for financial advisors and their employees, the policies and procedures contained in the Regulatory Information Center.

It is your personal responsibility and accountability to avoid any conduct that could create a conflict, or even the appearance of a conflict, with our clients' interests, or do anything that could damage or erode the trust our clients place in RiverSource Investments, Kenwood Capital Management or one of their affiliates. This is the spirit of the Code of Ethics. Every person has the absolute obligation to comply with both the letter and the spirit of the Code. Failure to comply with its spirit is just as much a violation as a failure to comply with the written provisions of the Code. In this regard, you should also be aware that it is impossible for the Code of Ethics to cover every situation you may encounter. In situations that are not specifically covered by the Code we must follow the spirit of the Code. If you are uncertain as to the appropriate course of action you should seek immediate assistance from your leader, Personal Trade Compliance, or the Chief Compliance Officer before acting. If the Code of Ethics is silent on a particular matter, it does not authorize conduct that violates the spirit of the Code.

The Code covers not only the activities you perform on a day-to-day basis, but also your personal securities transactions, as well as those of certain of your family members and entities (such as corporations, trusts, or partnerships) that you may be deemed to control or influence.

Appropriate sanctions will be imposed for violations of the Code of Ethics. Sanctions may include bans on personal trading, financial penalties, disgorgement of trading profits, suspension of employment, and/or termination of employment or association with RiverSource Investments or one of its affiliates. Repeat violations of the Code will result in progressively stronger sanctions. Self-reporting a violation of the Code will be considered in determining the appropriate sanction for the violation.

This Code will be provided to all individuals who are subject to its terms. After you receive and review the Code, you must certify that you have received, read and understand the document and agree that you are subject to it and will comply with it. You are also required to provide similar certifications when the Code is amended. On an annual basis, you must certify that you have complied with the Code during the past year and will continue to do so going forward.

Required Standards of Business Conduct

Under this Code of Ethics, all supervised persons of RiverSource Investments and Kenwood Capital Management, which may include persons who are employees or associated persons of Ameriprise Financial, Inc. ("Ameriprise Financial"), must comply with Ameriprise Financial's standards of business conduct. These standards are the following:

  Compliance with all applicable laws and regulations, including the federal securities laws and our fiduciary obligations;
  Compliance with this Code of Ethics;
  Compliance with the Ameriprise Financial or Kenwood Capital Management Code of Conduct;
  Compliance with all other policies and procedures applicable to your position and assigned responsibilities, including any specific gift policies and procedures contained in the Regulatory Information Center.

These standards apply to all individuals, at all levels of the organization. Compliance with applicable laws and regulations is mandatory for everyone and is not subject to business priorities or individual discretion. If at any time you have a question about the legality of a course of action, you should consult with the General Counsel's Organization before proceeding.

The Investment Advisers Act of 1940 imposes a fiduciary duty on an investment adviser to act in utmost good faith with respect to its clients, and to provide full and fair disclosure of all material facts, particularly where the adviser's interests may conflict with the client's. The Adviser has a duty to deal fairly and act in the best interests of its clients at all times.

All employees and certain other associated persons of Ameriprise Financial must also comply with the Ameriprise Financial Code of Conduct (Kenwood Capital Management employees are subject to the Kenwood Capital Management Code of Conduct). The Code of Conduct deals with issues covering, among other things, the acceptance of gifts, service on the boards of public companies and other outside activities. For specific guidance on these and other topics that may not be specifically covered by the Code of Ethics, you should refer to the Code of Conduct. If at any time you feel there is ambiguity as to what the appropriate course of action should be in a particular situation, you should immediately seek assistance from the General Counsel's Organization or the Compliance Department before you act.

You are also subject to compliance policies and procedures and other policies and procedures adopted by the organization. You are responsible for being familiar with and complying with these policies and procedures. If you have a question about these additional policies and procedures, speak with your leader.

As described in greater detail below, the Code of Ethics also addresses personal securities trading activities in an effort to detect and prevent illegal or improper transactions.

Under this Code of Ethics you, have a duty to promptly report any violation or apparent violation of the Code of Ethics (including the Code of Conduct and the Regulatory Information Center Policies) to the Chief Compliance Officer or Personal Trade Compliance. You can also report violations or possible violations to your leader. This duty exists whether the violation or apparent violation is yours or that of another associated person. All such reports will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately. RiverSource Investments, Kenwood Capital Management and Ameriprise Financial prohibit retaliation against individuals who report violations or apparent violations of the Code in good faith and will treat any such retaliation as a further violation of the Code. However, it must be understood that associated persons of RiverSource Investments or Kenwood Capital Management who violate the Code are subject to sanctions for the violation even if they report the violation.

General Policy on Accepting Gifts

Instances may arise in the course of business where a person or organization offers you a gift. When being offered a gift, the Code of Conduct should serve as your primary guide to determining whether or not a gift is acceptable. The Code of Conduct states: "You may accept entertainment, token gifts or favors only when the value involved is not significant and clearly will not place you under any real or perceived obligation to the donor." See the section on Gifts in the Code of Conduct. In addition, you may be subject to a more specific gift policy. Employees of RiverSource Investments and Kenwood Capital Management should refer to their Gifts and Benefits policies and procedures for more specific information.

When receiving a gift, it is imperative to avoid even the appearance of a conflict of interest, regardless of the value of the gift. Sometimes a situation may be unclear. If you are unsure whether to accept a gift, talk with your leader. If your leader is unsure, or feels an exception should be made, he or she should contact the Compliance Department for guidance. Above all, the decision should comply with the spirit of the Code of Conduct and this Code of Ethics.

Fiduciary Principles

The following general fiduciary principles shall govern your activities and the interpretation and administration of these rules:

  The interests of our advised and sub-advised account clients (including Mutual Fund shareholders) must be placed first at all times.
  All personal trading transactions must be conducted consistent with the rules contained in this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.
  You should never use your position with the company, or information acquired during your employment, in your personal trading in a manner that may create a conflict -- or the appearance of a conflict -- between your personal interests and the interest of the company or its customers and clients. If such a conflict or potential conflict arises, you must report it immediately to Personal Trade Compliance.
  Company personnel should not take inappropriate advantage of their positions.

In connection with providing investment management services to clients, this includes prohibiting any activity which directly or indirectly:

  Defrauds a client in any manner;
  Misleads a client, including any statement that omits material facts;
  Operates or would operate as a fraud or deceit on a client;
  Functions as a manipulative practice with respect to a client; and
  Functions as a manipulative practice with respect to securities.

These rules do not identify all possible conflicts of interest, and literal compliance with each of the specific provisions of this Code of Ethics will not shield company personnel from liability for personal trading or other conduct that is designed to circumvent its restrictions or violates a fiduciary duty to our clients.

Definitions

This Investment Adviser Code of Ethics for Investment Access Persons covers "access persons" of RiverSource Investments and Kenwood Capital Management. We refer to these access persons as "Investment Access Persons" to distinguish from "Retail Access Persons" who have access only to Ameriprise Financial retail client information. Certain Investment Access Persons, such as "Investment Personnel," "Portfolio Managers," "Research Analysts," "Traders," and "Satellite Office Personnel," are subject to additional rules, as described in this Code of Ethics (these terms are defined below).

Definition of Investment Access Persons: Supervised persons of RiverSource Investments and Kenwood Capital Management and other persons who are employees or associated persons of Ameriprise Financial, who (i) have access to nonpublic information regarding the purchase or sale of securities by RiverSource Investments' or Kenwood Capital Management's clients or non public information regarding the portfolio holdings of Covered Funds (defined below), (ii) are involved in making securities recommendations to, or purchasing or selling securities for, RiverSource Investments' or Kenwood Capital Management's clients, or (iii) who have access to RiverSource Investments' or Kenwood Capital Management's recommendations that are nonpublic. A "supervised person" includes any partner, officer, director (or other person occupying a similar status or performing similar functions), or an employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

These individuals meet one or more of the following criteria:

1. Have access to information regarding impending purchases or sales of portfolio securities for any account owned or managed.

2. Have access to information on the holdings or transactions of Mutual Funds advised by or sub-advised by RiverSource Investments or Kenwood Capital Management, or for which an affiliate of RiverSource Investments or Kenwood Capital Management serves as principal underwriter, within 30 days of the date of the holdings or transaction activity.

3. Have access to RiverSource Investments' or Kenwood Capital Management's investment research and recommendations.

4. Work in the RiverSource Investment Department, including, but not limited to, the following locations: Minneapolis, Boston, Cambridge and Los Angeles.

5. Participate in the investment decision-making process.

6. Have a specific role which compels Investment Access Person status, such as the member of a staff group that provides ongoing audit, compliance, or legal support to money management businesses.

7. Have been designated as an Investment Access Person for any other reason, such as working on a project where you have access to investment information.

The definition of Investment Access Person does not include certain senior executives of Ameriprise Financial, Inc. who have been determined by Asset Management Compliance to not have access to nonpublic information relating to securities trading activities of RiverSource Investments or Kenwood Capital Management.

INDIVIDUALS WHO ARE SUBJECT TO ADDITIONAL RULES

Investment Personnel are research analysts, traders and portfolio managers, fixed income sector team leaders or sector team managers, Chief Administrative Officer, Executive Vice President - Fixed Income and the Chief Investment Officer.

Portfolio Managers are individuals with direct responsibility and authority over investment decisions affecting any account owned or managed. This includes associate portfolio managers.

Research Analysts include all individuals who are responsible for making new investment recommendations or changes in recommendations.

Satellite Office Personnel include personnel in any investment management office of RiverSource Investments outside Minneapolis, Minnesota. As of January 1, 2008, Satellite Office Personnel include personnel in the following offices:

Los Angeles

Cambridge

Boston

Traders include all traders and trading assistants, fixed income sector team leaders and sector team managers.

OTHER DEFINITIONS USED IN THIS CODE

Brokerage Account: A Brokerage Account is an account held at a licensed brokerage firm in which securities are bought and sold (e.g., stocks, bonds, futures, options, Covered Mutual Funds). This includes employer-sponsored incentive savings plans.

Covered Mutual Funds: Mutual Funds for which RiverSource Investments or Kenwood Capital Management serves as an investment adviser or for which an affiliate of RiverSource Investments or Kenwood Capital Management serves as principal underwriter. As of January 1, 2008, Covered Mutual Funds include:

RiverSource Mutual Funds (both retail and variable portfolio funds)

John Hancock Funds (John Hancock Investment Services, LLC)

Diversified Investors Portfolios (Diversified Investment Advisors, Inc.)

Calvert/Ameritas Funds (Calvert Asset Management Company, Inc.)

Nationwide Funds (Nationwide Fund Advisors)

Initial Public Offering (IPO): a corporation's first offering of stock to the public. Purchases of initial public offerings are prohibited.

Limited Offerings (Private Placements): an offering of securities exempt from registration due to certain exemptions such as the size of the offering and the number of purchasers. (These transactions require specific preclearance-see page 20.)

Mutual Funds: U.S.-registered open-end investment companies, the shares of which are redeemable on any business day at the net asset value, including Mutual Funds that underlie variable annuity and variable life insurance contracts.

Personal Trading Rules Framework

Applicability

These rules apply to securities trading in which you have a beneficial ownership. Beneficial ownership includes accounts held in the name of any of the following individuals:

  You
  Your spouse/partner
  Financially dependent members of your household

In addition, these rules apply to the following types of accounts if any of the individuals listed above:

  Is a trustee or custodian for an account (e.g., for a child or parent)
  Exercises discretion over an account via a power of attorney arrangement or as an executor of an estate after death
  Owns an IRA
  Participates in an investment club
  Has another arrangement where they give advice and also have a direct or indirect ownership.

General Rules

These general rules, along with the procedures contained in the rest of this document, must always be followed:

1. No use of inside information (refer to "Ameriprise Financial Insider Trading Policy" on page 35).

2. No front-running. This involves an individual taking advantage of non-public information about imminent trading activity in our Mutual Funds or other advised accounts by trading in a security before the fund or advised account does. You are not allowed to trade in a particular security ahead of, or at the same time as, your clients' accounts.

3. No misuse of material non-public information relating to Mutual Funds, including information relating to portfolio holdings or pricing.

4. No Investment Access Person shall divulge to any person any client holdings, any recommendation made to a client, or any contemplated or completed securities transactions or trading strategies of a client, except as required in the performance of his or her duties and only to the extent such other person has a need to know such information to perform his or her duties. Disclosures of any past, current or contemplated client holdings must be consistent with the Portfolio Holdings Disclosure policy.

5. No market timing (short-term trading) in shares of Mutual Funds or other pooled vehicles. This prohibition applies across all accounts in which you have a beneficial interest (so that you cannot buy shares of a Mutual Fund in one account and sell them from another account in market timing transactions), including the Ameriprise Financial 401(k) Plan and Mutual Funds underlying a variable annuity and variable life insurance contracts.

6. No purchasing of initial public offerings.

7. No preferential treatment from other brokerage firms due to the purchaser's employment by or association with Ameriprise Financial.

8. No direct trades with broker/dealers' trading desks.

9. No non-retail relationships with broker/dealers.

10. No use of Ameriprise Financial's name (or the name of any of its subsidiaries) to obtain a better price from a broker who is a market maker in the security being traded.

11. No speculative trading of Ameriprise Financial stock, which is characterized by transactions in "put" or "call" options, or short sales or similar derivative transactions. Ameriprise Financial discourages short-term trading in its own stock. This includes soliciting speculative trades in Ameriprise Financial securities. You should not solicit or offer an opinion on Ameriprise Financial stock. (Subject to the Ameriprise Financial Insider Trading Policies, you are allowed to exercise any Ameriprise

Financial stock options you have received as a result of your employment with the Company. Members of the Executive Leadership Team, however, must preclear these trades through the Corporate Secretary's office.)

12. No stopping stock. This is defined as a guarantee by a specialist that an order placed by a Floor Broker will be executed at the best bid or offer price in the Specialist's book unless it can be executed at a better price within a specified period of time.

13. Additional rules applicable to Investment Access Persons who fall within one or more of the following categories of personnel:

  Investment Personnel: Investment Personnel are subject to a 60-day holding period for individual securities if a profit would be realized, as described in this Code.
  Portfolio Managers: All Portfolio Managers are subject to the 7-day blackout rule described in this Code. In addition, Portfolio Managers must obtain preclearance for trades in certain Covered Mutual Fund shares.
  Research Analysts: Research Analysts are subject to additional restrictions on their personal trading activity based on current or anticipated recommendations.
  Satellite Office Personnel: All Satellite Office Personnel are subject to the 7-day blackout rule described in this Code.
  Traders: All Traders who trade in OTC securities for their own accounts must trade through Ameriprise Financial Brokerage. Traders may not trade in brokerage firm stocks for their own accounts.

14. There is a 60-day holding period for Covered Mutual Funds, as described in this Code.

15. An Investment Access Person shall use his or her best judgment in giving investment advice to clients and shall not take into consideration his or her personal financial situation or interests in doing so.

16. When engaging in a personal securities transaction, an Investment Access Person shall always place the interests of clients first and avoid any actual or potential conflict of interest or abuse of his or her position.

17. Required forms must be filled out completely, accurately and on a timely basis. This includes annual and quarter end reports.

Important:

Obligation to Report Violations: Any person who discovers that he or she or another person has violated or apparently violated these general rules or other provisions of this Code must promptly report the matter to the Chief Compliance Officer, Personal Trade Compliance or your leader.

Personal Trading Records Subject To Review By Regulators: The SEC and FINRA have the authority to review individuals' personal trading records. It is not unusual in the course of regulatory exams for the examiners to interview individuals about their trading activity or violations of the Code of Ethics.

Even if you receive preclearance, you cannot be ensured that you have not violated the Code. Receiving preclearance does not exclude you from other personal trading rules included in this Code.

The Compliance Department has the authority to review records and request additional information.

The privacy of your reported information is extremely important and will be held in the utmost confidence but is subject to review and action by appropriate personnel such as Personal Trade Compliance personnel.

Basis for Rules

The rules and procedures that apply to personal trading for Investment Access Persons are derived from:

Securities and investment laws

  Securities Act of 1933
  Securities Exchange Act of 1934
  Investment Company Act of 1940 (Rule 17j-1)
  Investment Advisers Act of 1940 (Rule 204A-1)
  Insider Trading and Securities Fraud Enforcement Act of 1988

Rules, regulations and corporate policies

  Securities and Exchange Commission (SEC)
  Financial Industry Regulatory Authority (FINRA)
  Ameriprise Financial Insider Trading Policy
  Ameriprise Financial Code of Conduct
  Kenwood Capital Management Code of Conduct

Investment Company Institute (ICI) Guidelines to Industry on Personal Investing

Entities Adopting Code

In addition to RiverSource Investments, LLC and Kenwood Capital Management, LLC, the entities adopting this Code include the RiverSource mutual funds (both retail and variable portfolio funds), Ameriprise Certificate Company and RiverSource Distributors, Inc. (in its capacity as underwriter to the RiverSource Mutual funds).

Reporting Requirements for Investment Access Persons

Securities Activities Which Must Be Reported

All personal securities trading activities (e.g., stocks, options, bonds, Covered Fund shares), whether bought or sold, must be reported, with the exception of such things as money market mutual funds and certificates of deposit. See "How to Comply" section below for more information. A chart indicating which transactions must be reported is located on pages 17-19. You must report activity involving securities trading in which you have a beneficial ownership. This includes accounts held in the name of any of the following individuals:

  You
  Your spouse/partner
  Financially dependent members of your household

In addition, these rules apply to the following types of accounts if any of the individuals listed above:

  Is a trustee or custodian for an account (e.g., for a child or parent)
  Exercises discretion over an account via a power of attorney arrangement or as an executor of an estate after death
  Owns an IRA
  Participates in an investment club
  Has another arrangement where you give advice and also have a direct or indirect ownership

Failure to disclose all Covered Fund and Brokerage Accounts is a violation of the Code and may result in a sanction, which includes possible termination.

How To Comply

Unless you have an exception approved by Personal Trade Compliance, your personal securities must be held and trading must be conducted through one of three brokers -- Ameriprise Financial Brokerage, Schwab, or Merrill Lynch. See page 17-19 for a list of securities subject to this limited choice policy.

You must report any new accounts opened by immediately completing the following steps:

  Complete the Brokerage Account Notification Form in Appendix C and return it to Personal Trade Compliance, H26/1880. Failure to properly carry out this notification process may result in a sanction.
  Notify your broker of your association with Ameriprise Financial. You are responsible for notifying your broker that you are affiliated with or employed by a broker/dealer, and ensuring that Personal Trade Compliance is provided with duplicate statements and confirmations for your account(s).

What types of investments must be transferred to or held at one of the limited choice firms?

  Stocks -- common (including Ameriprise Financial), preferred, convertible preferred, short sales, rights, or warrants
  Corporate bonds (including convertible and foreign)
  State and local municipal bonds
  Derivatives, including futures, options and index securities
  Limited partnerships (if purchased through a Brokerage Account)
  Unit Investment Trusts (UITs), American Depository Receipts (ADRs) and Real Estate Investment Trusts (REITs), Exchange Traded Funds and closed-end funds.
  Managed or wrap accounts in which individual securities are held and the investor has the ability to exercise trading discretion
  RiverSource Mutual Funds must be held through Ameriprise Brokerage, Ameriprise Financial 401(k) Plan, "at fund" (directly with the Mutual Fund), or underlying a variable annuity or variable life insurance contract from RiverSource Life Insurance Company or another affiliate of Ameriprise Financial

What investments are not subject to this limited choice policy?

Some investments are not subject to this policy, and therefore, do not need to be transferred. You may continue to hold the following investments in accounts at other firms:

  Mutual Funds other than RiverSource Mutual Funds
  Annuities
  Certificates of Deposit, savings certificates, checking and savings accounts and money market accounts
  Commercial paper
  Dividend reinvestment plans
  Employer sponsored incentive savings plans
  US Government bonds (U.S. Treasury notes, bills, bonds, STRIPS, savings bonds)
  Church bonds
  Limited Offerings / Private Placements (These transactions require specific preclearance-see page 20)
  Managed or wrap accounts that hold only Mutual Funds

Exceptions to Limited Choice

Exceptions to the limited choice policy of conducting personal trading through one of the three authorized brokers -- Ameriprise Financial Brokerage, Schwab, or Merrill Lynch - will be rare. If you believe your situation warrants an exception, print and complete the Exception Request Form found in Appendix D.

Note that if you are granted an exception for a managed account where you have no trading discretion, you and your broker will be required to re-certify to this annually in order to maintain that exception.

If you are granted an exception, you are responsible for ensuring that Personal Trade Compliance receives duplicate confirmations and statements.

An exception to the limited choice policy does not eliminate the need to comply with the rest of this Investment Adviser Code of Ethics.

Additional Rules & Reporting Requirements

Preclearance of Security Trades

You must obtain prior approval − known as preclearance − when trading in any of the investment vehicles indicated on the "Securities Reporting and Preclearance Chart" (see pages 17-19). When requesting preclearance, you must follow these procedures:

You may request preclearance by either submitting a preclearance form via fax or submitting a request via email.

Requesting Preclearance via fax:

If requesting preclearance using the form, please complete Section A of the Preclearance Form (see form in Appendix A) and fax it to the preclearance group at (612) 678-0150.

The preclearance group will complete Section B of the preclearance form and fax it back to you. Preclearance is good only for the day it is given.

After Hours Trading (On-line) - When trading through an on-line account you have until midnight the day you are granted preclearance to enter your trade. When routing your preclearance form to Personal Trade Compliance, please attach a copy of your electronic confirmation from your broker showing that the trade was entered on the day preclearance was given. The trade then needs to be executed no later than the next business day. We will not consider the trade in good form unless both documents are submitted.

Requesting Preclearance via email:

On the day you intend to trade a security requiring preclearance, send an email to preclearance@ampf.com and include the following information:

- The type of trade (buy, sell, short sell, etc.)

- The name of the security

- The ticker of the security

- Brokerage firm name

You will receive a response via email indicating whether you have been approved or denied. Preclearance is good only for the day it is given.

Local approval process necessary for individuals in the Los Angeles and Kenwood offices -- An additional level of preclearance approval is required in the Los Angeles and Kenwood offices before executing a trade because of unique considerations with the CDO/CLO business.

Reminder: If you are subject to preclearance, then you must preclear trades in all accounts in which you have a beneficial ownership. For example, if your spouse is planning a trade in his/her account, you are responsible for following the preclearance procedures prior to the transaction being placed.

Exceptions

Exception for Multiple Failed Preclearance Attempts

Exceptions may be granted if the individual has tried to preclear a trade at least three times in any five consecutive day period. In order to be granted this exception, you must request approval by sending your request via email to preclearance@ampf.com. Provide a written explanation of the circumstances, including:

  The type of trade
  The name of the security
  The number of shares
  Your position, such as trader, analyst, portfolio manager, other.
  The three most recent dates you have tried to preclear

You will receive a written response to your request within 24 hours.

If you receive an exception, the exception is only for the preclearance portion of your trade. You are still required to comply with the other rules in this Investment Adviser Code of Ethics as they apply to you.

Securities Reporting List for Investment Access Persons
This chart lists which securities are subject to Limited Choice* and must be reported on your initial and annual certification	Is Reporting Required & subject to Limited Choice*?	Is Preclearance Required?	60-day hold required? (while realizing a gain)**
American Depository Receipts (ADRs/ADSs/ADUs)	Yes	Yes (against underlying security and ADR/ADS/ADU)	Yes (Investment Personnel only)
Annuities -- Fixed (other than market value adjusted annuities)	No	No	No
Annuities -- Variable and market value adjusted annuities	Yes Report underlying Covered Mutual Funds	No Except for portfolio managers, fixed income sector team leaders or sector team managers, Executive Vice President of Fixed Income Investments and Chief Investment Officer. (See page 29)	No
American Express Stock	Yes	Yes	Yes (Investment Personnel only)
(Options on) American Express Stock (i.e., puts and calls)	Yes	Yes	Yes (Investment Personnel only)
American Express employee stock options (Obtained as a part of an incentive plan. This also includes other company employee stock option plans)	Yes	Yes Preclearance not required for cashless exercise***	No
Ameriprise Financial Stock	Yes

No

However, Ameriprise Financial stock is subject to all other rules outlined in the Code.

In addition, the Ameriprise Executive Leadership Team needs to preclear with the Corporate Secretary's office.

Yes (Investment Personnel only)
(Options on) Ameriprise Financial Stock (i.e., puts and calls)	Prohibited	Prohibited	N/A
Ameriprise Financial employee stock options (obtained as a part of an incentive plan)	No	No Except Executive Leadership Team need to preclear with the Corporate Secretary's office	No
Bonds and other debt instruments, including but not limited to: Corporate, U.S. Guaranteed or of federally sponsored enterprises (FNMA, GNMA, etc.), Municipal, Closely held	Yes	No	No
Bonds and other direct debt instruments of the U.S. Government: (e.g., Treasury notes/bills/bonds/STRIPS)	No	No	No
Bonds - convertible	Yes	Yes	Yes (Investment Personnel only)

Bank certificates of deposit, Savings Certificates, checking and savings accounts and money market accounts, bankers' acceptances, commercial paper and high quality short-term debt instruments, including repurchase agreements.

	No	No	No